UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2006

METASUN ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50903

(Commission File Number)

47-0930829

(IRS Employer Identification No.)

201 – 1040 West 8th Avenue, Vancouver, British Columbia, Canada, V6H 1C4

(Address of principal executive offices and Zip Code)

604.739.1048

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As used in this current report, the terms “we”, “us” and “our” refer to Metasun Enterprises, Inc.

On July 26, 2006, we entered into a share exchange agreement with Pure Biofuels del Peru SAC (“Pure Biofuels”), the shareholders of Pure Biofuels as set out in the share exchange agreement and Luis Goyzueta. Pursuant to the terms of the share exchange agreement, we agreed to acquire 999 common shares, or 99.9% of the issued and outstanding common shares in the capital of Pure Biofuels, in consideration for the issuance by our company of 30,000,000 common shares, which will represent approximately 54.5% of our issued and outstanding common shares upon the closing of the share exchange agreement, excluding those shares that are anticipated to be issued in connection with a financing which is a condition to closing of the share exchange agreement. The shareholders of

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Pure Biofuels will receive approximately 30,030 common shares of our company for every one common share held in the capital of Pure Biofuels. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Pure Biofuels is incorporated under the laws of Peru and is in the business of producing, marketing and selling clean burning biofuels which are designed to reduce emissions from vehicles, machinery and power plants. Pure Biofuels plans to initiate its operations in Latin America by constructing and operating a biodiesel refinery near the Callao Port in Lima, Peru. When fully operational, Pure Biofuels anticipates that the refinery will process approximately 16.8 million gallons of biodiesel per year.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share exchange agreement including the following:

1.	our company and Pure Biofuels will receive duly executed copies of all third-party consents and approvals contemplated by the share exchange agreement;
2.	no material adverse change will occur with the business or assets of our company or Pure Biofuels since the effective date of the share exchange agreement;
3.

no suit, action or proceeding will be pending or threatened which would: (i) prevent the consummation of any of the transactions contemplated by the share exchange agreement, or (ii) cause the transaction to be rescinded following the consummation;

4.	Pure Biofuels will have no more than 1,000 common shares issued and outstanding on the closing date of the share exchange agreement;
5.

our company will issue to Luis Goyzueta and the selling shareholders an aggregate of 30,000,000 common shares in the capital of our company, which common shares will represent approximately 54.5% of the issued and outstanding common shares in the capital of our company on the closing date of the share exchange agreement, excluding those shares that are anticipated to be issued in connection with a financing which is a condition to closing of the share exchange agreement;

6.	our company and Pure Biofuels will be reasonably satisfied with their respective due diligence investigation of each other;
7.	our company will have received an undated resignation from Chad DeGroot as a director and officer of our company;
8.	our company will appoint Luis Goyzueta and David Clifton to the board of directors of our company;
9.

on or prior to the closing of the share exchange agreement, our company will have received proceeds of not less than $6,000,000 from an equity financing of units, at a price per unit of $0.75, with each unit consisting of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one common share in the capital of our company for a period of one year at a price of $1.50 per share;

10.	our company will have changed its name from “Metasun Enterprises, Inc.” to “Pure Biofuels Corp.”
11.

our company will have completed a 1.25:1 forward stock split whereby each share of common stock issued and outstanding prior to the effective date of the stock split will be equal to 1.25 shares of common stock thereafter; and

12.

our company will have entered into a share purchase agreement with Chad DeGroot and Alastair Anderson whereby our company will sell all of the issued and outstanding shares of Metasun Software Corp., a

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wholly-owned subsidiary of our company, to Chad DeGroot and Alastair Anderson in consideration for the cancellation of all of the shares in the capital of our company held by such individuals and the waiver and forgiveness of any outstanding amounts owed by our company to such individuals.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange or appoint Luis Goyzueta and David Clifton to our board of directors as contemplated in the share exchange agreement.

Item 9.01 Financial Statements and Exhibits.

2.1	Share Exchange Agreement dated July 26, 2006, among our company, Pure Biofuels, the shareholders of Pure Biofuels as set out in the share exchange agreement and Luis Goyzueta.
99.1	Press Release dated July 26, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METASUN ENTERPRISES, INC.

By: /s/ Chad DeGroot

Chad DeGroot
President, Secretary and Treasurer

Dated: July 28, 2006